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                           PUTNAM MUNICIPAL BOND FUND

                           ---------------------------

                            AUCTION AGENCY AGREEMENT
                          dated as of __________, 2001
                                   Relating to
                Auction Rate Municipal Preferred Shares, Series A
                Auction Rate Municipal Preferred Shares, Series B
                                       of
                           PUTNAM MUNICIPAL BOND FUND

                           ---------------------------

                             BANKERS TRUST COMPANY,
                                as Auction Agent


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                            AUCTION AGENCY AGREEMENT

         This Auction Agency Agreement (this "Agreement"), dated as of ____________, 2001, is between Putnam Municipal Bond Fund (the "Fund") and Bankers Trust Company, a New York banking corporation.

         The Fund proposes to issue 2,920 Auction Rate Municipal Preferred Shares ("AMPS"), Series A ("Series A AMPS") and 2,400 Auction Rate Municipal Preferred Shares, Series B ("Series B AMPS"), all without par value and with a liquidation preference of $25,000 per share plus accumulated but unpaid dividends, pursuant to and with the powers, preferences and rights assigned to them as set forth in Amendment No. 6 to the Bylaws of the Fund (the Series A AMPS and Series B AMPS are herein collectively referred to as the "Preferred Shares").

         The Fund desires that Bankers Trust Company perform certain duties as agent in connection with each Auction (as defined below) of Preferred Shares (in such capacity, the "Auction Agent"), and as the transfer agent, registrar, dividend paying agent and redemption agent with respect to the Preferred Shares (in such capacity, the "Paying Agent"), upon the terms and conditions of this Agreement, and the Fund hereby appoints Bankers Trust Company as said Auction Agent and Paying Agent in accordance with those terms and conditions (hereinafter generally referred to as the "Auction Agent," except in Sections 3 and 4 below).

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Fund and the Auction Agent agree as follows:

I.       DEFINITIONS AND RULES OF CONSTRUCTION.

         1.1      TERMS DEFINED BY REFERENCE TO THE BYLAWS.

         Capitalized terms not defined herein shall have the respective meanings specified in the Bylaws.

         1.2      CERTAIN DEFINED TERMS.

         As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

                  (a) "Agent Member" of any Person shall mean such Person's agent member of a participant in the Securities Depository that will act on behalf of a Bidder.

                  (b)      "Agreement" shall mean this Auction Agency Agreement.

                  (c)      "Auction" shall have the meaning specified in
Section 2.1 hereof.

                  (d) "Auction Procedures" shall mean the Auction Procedures that are set forth in Article 12, Section 12.1, Part II of the Bylaws.

                  (e) "Authorized Officer" shall mean each Managing Director, Vice President, Assistant Vice President and Associate of the Auction Agent and every other officer or employee

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of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a written communication from the Auction Agent to the Fund.

                  (f) "Broker-Dealer Agreement" shall mean each agreement between the Auction Agent and a broker-dealer substantially in the form attached hereto as Exhibit A.

                  (g) "Bylaws" shall mean the Bylaws of the Fund as amended from time to time.

                  (h) "Fund Officer" shall mean the President, any Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), and the Treasurer of the Fund and every other officer or employee of the Fund designated as a "Fund Officer" for purposes hereof in a notice from the Fund to the Auction Agent.

                  (i) "Holder" shall be a holder of record of one or more Preferred Shares, listed as such in the share register maintained by the Paying Agent pursuant to Section 4.6 hereof.

         1.3      RULES OF CONSTRUCTION.

         Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Agreement:

                  (a) Words importing the singular number shall include the plural number and vice versa.

                  (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

                  (c) The words "hereof," "herein," "hereto," and other words of similar import refer to this Agreement as a whole.

                  (d) All references herein to a particular time of day shall be to New York City time.

II.      THE AUCTION.

         2.1      PURPOSE; INCORPORATION BY REFERENCE OF AUCTION PROCEDURES.

                  (a) The Bylaws provide that the Applicable Rate on each series of the Preferred Shares for each Dividend Period therefor after the Initial Rate Period shall generally be the rate per annum that a commercial bank, trust company or other financial institution appointed by the Fund advises results from the implementation of the Auction Procedures. The Trustees of the Fund have adopted a resolution appointing Bankers Trust Company as Auction Agent for the purposes of the Auction Procedures. The Auction Agent hereby accepts such appointment and agrees that, on each Auction Date, it shall follow the procedures set forth in this Section 2 and the Auction Procedures for the purpose of determining the Applicable Rate for any Subsequent

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Rate Period of any series of Preferred Shares for which the Applicable Rate is to be determined by auction. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

                  (b) All of the provisions contained in Article 12, Section 12.1, Part II of the Bylaws are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were set forth fully herein.

         2.2 PREPARATION FOR EACH AUCTION; MAINTENANCE OF REGISTRY OF EXISTING HOLDERS.

                  (a) As of the date hereof, the Fund shall provide the Auction Agent with a list of the Broker-Dealers previously approved by the Auction Agent and shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by each such Broker-Dealer. The Auction Agent shall keep such list current and accurate and shall indicate thereon, or on a separate list, the identity of each Existing Holder, if any, whose most recent Order was submitted by a Broker-Dealer on such list and resulted in such Existing Holder continuing to hold or purchase Preferred Shares. Not later than five Business Days prior to any Auction Date for which any change in such list of Broker-Dealers is to be effective, the Fund shall notify the Auction Agent in writing of such change and, if any such change is the addition of a Broker-Dealer to such list, the Fund shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement signed by such Broker-Dealer. The Auction Agent shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

                  (b) In the event that the Auction Date for any Auction shall be changed after the Auction Agent shall have given notice of such Auction, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to the Broker-Dealers not later than the earlier of 9:15 a.m. on the new Auction Date or 9:15 a.m. on the old Auction Date.

                  (c)      The provisions contained in

                           (i)      Article 12, Section 12.1, Part I
paragraph 2(e) of the Bylaws concerning dividend rates and calculation of dividends, and

                           (ii)     Article 12, Section 12.1, Part I,
paragraph 4 of the Bylaws concerning Special Dividend Periods and the notification of a Special Dividend Period will be followed by the Fund and, to the extent applicable, the Auction Agent, and the provisions contained therein are incorporated herein by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions were set forth fully herein.

                  (d) On each Auction Date, the Auction Agent shall determine the Maximum Rate for such series.

                           (i)      The Maximum Rate for any series of
Preferred Shares on any Auction Date shall be:

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                                    (A)  in the case of any Auction Date which
                                         is not the Auction Date immediately
                                         prior to the first day of any proposed
                                         Special Rate Period designated by the
                                         Fund pursuant to Article 12, Section
                                         12.1, Part I, paragraph 4 of the
                                         Bylaws, the product of (A) the
                                         Reference Rate on such Auction Date for
                                         the next Rate Period of shares of such
                                         series and (B) the Rate Multiple on
                                         such Auction Date, unless shares of
                                         such series have or had a Special Rate
                                         Period (other than a Special Rate
                                         Period of 28 Rate Period Days or fewer)
                                         and an Auction at which Sufficient
                                         Clearing Bids existed has not yet
                                         occurred for a Minimum Rate Period of
                                         shares of such series after such
                                         Special Rate period, in which case the
                                         higher of:

                                         (I)   the dividend rate on shares of
                                               such series for the then-ending
                                               Rate Period; and

                                         (II)  the product of (1) the higher of
                                               (x) the Reference Rate on such
                                               Auction Date for a Rate Period
                                               equal in length to the
                                               then-ending Rate Period of shares
                                               of such series, if such
                                               then-ending Rate Period was 364
                                               Rate Period Days or fewer, or the
                                               Treasury Note Rate on such
                                               Auction Date for a Rate Period
                                               equal in length to the
                                               then-ending Rate Period of shares
                                               of such series, if such
                                               then-ending Rate Period was more
                                               than 364 Rate Period Days, and
                                               (y) the Reference Rate on such
                                               Auction Date for a Rate Period
                                               equal in length to such Special
                                               Rate Period of shares of such
                                               series, if such Special Rate
                                               Period was 364 Rate Period Days
                                               or fewer, or the Treasury Note
                                               Rate on such Auction Date for a
                                               Rate Period equal in length to
                                               such Special Rate Period, if such
                                               Special Rate Period was more than
                                               364 Rate Period Days and (2) the
                                               Rate Multiple on such Auction
                                               Date; or

                                    (B)  in the case of any Auction Date which
                                         is the Auction Date immediately prior
                                         to the first day of any proposed
                                         Special Rate Period designated by the
                                         Fund pursuant to Article 12, Section
                                         12.1, Part I, paragraph 4 of the
                                         Bylaws, the product of (A) the highest
                                         of (1) the Reference Rate on such
                                         Auction Date for a Rate Period equal in
                                         length to the then-ending Rate Period
                                         of shares of such series, if such
                                         then-ending Rate Period was 364 Rate
                                         Period Days or fewer, or the Treasury
                                         Note Rate on such Auction Date for a
                                         Rate Period equal in length to the
                                         then-ending Rate Period of shares of
                                         such series, if such then-ending Rate
                                         Period was more than 364 Rate Period
                                         Days, (2) the Reference Rate on such
                                         Auction Date for the Special Rate
                                         Period for which the Auction is being
                                         held if

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                                         such Special Rate Period is 364
                                         Rate Period Days or fewer or the
                                         Treasury Note Rate on such Auction Date
                                         for the Special Rate Period for which
                                         the Auction is being held if such
                                         Special Rate Period is more than 364
                                         Rate Period Days, and (3) the Reference
                                         Rate on such Auction Date for Minimum
                                         Rate Periods and (B) the Rate Multiple
                                         on such Auction Date.

                                    (C)  No later than 9:30 a.m. on each Auction
                                         Date, the Auction Agent shall notify
                                         the Fund and the Broker-Dealers of the
                                         Maximum Rate and the "AA" Composite
                                         Commercial Paper Rate(s), the Taxable
                                         Equivalent of the Short-Term Municipal
                                         Bond Rate(s), Treasury Note Rate(s) and
                                         Treasury Bill Rate(s), as the case may
                                         be, used to make such determination.

                                    (D)  From and after a Failure to Deposit by
                                         the Fund during any Rate Period of any
                                         series of Preferred Shares, until such
                                         failure is cured and a Late Charge is
                                         paid, in accordance with Article 12,
                                         Section 12.1, Part I, paragraph (e)(i)
                                         of the Bylaws, the Maximum Rate shall
                                         be determined with the credit rating
                                         for shares of such series being
                                         deemed to be Below Ba3 (if Moody's is
                                         rating the Preferred Shares) and Below
                                         BB- (if Fitch is rating the Preferred
                                         Shares).

                           (ii)    If any "AA" Composite Commercial Paper
Rate, Taxable Equivalent of the Short-Term Municipal Bond Rate, Treasury Note Rate or Treasury Bill Rate, as the case may be, is not quoted on an interest or bond equivalent, as the case may be, basis, the Auction Agent shall convert the quoted rate to the interest or bond equivalent thereof as set forth in the definition of such rate in the Bylaws if the rate obtained by the Auction Agent is quoted on a discount basis, or if such rate is quoted on a basis other than an interest or bond equivalent or discount basis the Auction Agent shall convert the quoted rate to an interest or bond equivalent rate after consultation with the Fund as to the method of such conversion.

                           (iii)   If any "AA" Composite Commercial Paper
Rate is to be based on rates supplied by Commercial Paper Dealers and one or more of the Commercial Paper Dealers shall not provide a quotation for the determination of such "AA" Composite Commercial Paper Rate, the Auction Agent shall immediately notify the Fund so that the Fund can determine whether to select a Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers to provide the quotation or quotations not being supplied by any Commercial Paper Dealer or Commercial Paper Dealers. The Fund shall promptly advise the Auction Agent of any such selection. If the Fund does not select any such Substitute Commercial Paper Dealer or Substitute Commercial Paper Dealers, then the rates shall be supplied by the remaining Commercial Paper Dealer or Commercial Paper Dealers.

                           (iv)    If any Treasury Note Rate or Treasury Bill
Rate is to be based on rates supplied by U.S. Government Securities Dealers and one or more of the U.S. Government Securities Dealers shall not provide a quotation for the determination of such Treasury Rate, the Auction Agent shall immediately notify the Fund so that the Fund can determine whether to select a Substitute U.S. Government Securities Dealer or Substitute U.S. Government Securities

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Dealers to provide the quotation or quotations not being supplied by any U.S.
Government Securities Dealer or U.S. Government Securities Dealers. The Fund shall promptly advise the Auction Agent of any such selection. If the Fund does not select any such Substitute U.S. Government Securities Dealer or Substitute U.S. Government Securities Dealers, then the rates shall be supplied by the remaining U.S. Government Securities Dealer or U.S.
Government Securities Dealers.

                  (e)               The Auction Agent shall:

                           (i)       maintain a registry of the beneficial
owners of the Preferred Shares of each series who shall constitute Existing Holders of Preferred Shares of such series for purposes of Auctions and shall indicate thereon the identity of the respective Broker-Dealer of each Existing Holder, if any, on whose behalf such Broker-Dealer submitted the most recent Order in any Auction which resulted in such Existing Holder continuing to hold or purchasing Preferred Shares of such series. The Auction Agent shall keep such registry current and accurate based on the information provided to it from time to time by the Broker-Dealer. The Fund shall provide or cause to be provided to the Auction Agent at or prior to the Date of Original Issue of the Preferred Shares of each series a list of the initial Existing Holders of the shares of each such series of Preferred Shares, the number of shares purchased by each such Existing Holder and the respective Broker-Dealer of each such Existing Holder or the affiliate thereof through which each such Existing Holder purchased such shares. The Auction Agent may rely upon, as conclusive evidence of the identities of the Existing Holders of Preferred Shares of any series (A) such list, (B) the results of Auctions,
(C) notices from any Broker-Dealer and (D) the results of any procedures approved by the Fund that have been devised for the purpose of determining the identities of Existing Holders in situations where Preferred Shares may have been transferred without compliance with any restriction on the transfer thereof set forth in the Auction Procedures.

                           (ii)     In the event of any partial redemption of
any series of Preferred Shares, upon notice by the Fund to the Auction Agent of such partial redemption, the Auction Agent promptly shall request the Securities Depository to notify the Auction Agent of the identities of the Agent Members (and the respective numbers of shares) from the accounts of which shares have been called for redemption and the person or department at such Agent Member to contact regarding such redemption. At least two Business Days prior to the Auction preceding the date of redemption, the Auction Agent shall request each Agent Member so identified to disclose to the Auction Agent (upon selection by such Agent Member of the Existing Holders whose shares are to be redeemed) the number of Preferred Shares of each such Existing Holder, if any, to be redeemed by the Fund, provided that the Auction Agent has been furnished with the name and telephone number of a person or department at such Agent Member from which it is to request such information. In the absence of receiving any such information with respect to an Existing Holder, from such Existing Holder's Agent Member or otherwise, the Auction Agent may continue to treat such Existing Holder as having ownership of the number of Preferred Shares shown in the Auction Agent's registry of Existing Holders.

                           (iii)    The Auction Agent shall register a
transfer of Preferred Shares of any series from an Existing Holder of such Preferred Shares only if such transfer is to another Existing Holder, or other Person if permitted by the Fund, and only if such transfer is made (A)

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pursuant to an Auction, (B) the Auction Agent has been notified in writing
(I) in a notice substantially in the form of Exhibit C to the Broker-Dealer Agreement by a Broker-Dealer of such transfer or (II) in a notice substantially in the form of Exhibit D to the Broker-Dealer Agreement by the Broker-Dealer of any Existing Holder, or other Person if permitted by the Fund, that purchased or sold such Preferred Shares in an Auction of the failure of such Preferred Shares to be transferred as a result of such Auction or (C) pursuant to procedures approved by the Fund that have been devised for the purpose of determining the identities of Existing Holders in situations where Preferred Shares may have been transferred without compliance with any restriction on the transfer thereof set forth in the Auction Procedures.

                  (f) The Auction Agent may, but shall have no obligation to, request the Broker-Dealers, as set forth in the Broker-Dealer Agreement, to provide the Auction Agent with a list of Persons who such Broker-Dealer believes should be Existing Holders based upon inquiries of those Persons such Broker-Dealer believes are Beneficial Owners as a result of the most recent Auction and with respect to each such Person, the number of shares of such series of Preferred Shares such Broker-Dealer believes to be owned by such Person. The Auction Agent shall keep confidential such registry of Existing Holders and shall not disclose the identities of the Existing Holders of such Preferred Shares to any Person other than the Fund and the Broker-Dealer that provided such information; provided, however, that the Auction Agent reserves the right and is authorized to disclose any such information if (a) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (b) it is advised by its counsel that its failure to do so would be unlawful or (c) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity or security satisfactory to it.

         2.3      AUCTION SCHEDULE.

         The Auction Agent shall conduct Auctions in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Fund, which consent shall not be withheld unreasonably. The Auction Agent shall give notice of any such change to each Broker-Dealer. Such notice shall be received prior to the first Auction Date on which any such change shall be effective.

Time                                               Event
----                                               -----
By 9:30 a.m.                                       Auction Agent shall advise the Fund and the
                                                   Broker-Dealers of the applicable Maximum Rate and
                                                   the Reference Rate(s), the "AA" Composite Commercial
                                                   Paper Rate(s), the Taxable Equivalent of the
                                                   Short-Term Municipal Rate(s), Treasury Note Rate(s)
                                                   and Treasury Bill Rate(s), as the case may be,
                                                   used in determining such Maximum Rate
                                                   as set forth in Section 2.2(d) hereof.

9:30 a.m.  - 1:30 p.m.                             Auction Agent shall assemble information communicated to
                                                   it by Broker-Dealers as provided in Article 12,
                                                   Section 12.1, Part II, paragraph 2(a) of the Bylaws.
                                                   Submission deadline is 1:30 p.m.

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Not earlier than 1:30 p.m.                         Auction Agent shall make determinations pursuant to
                                                   Article 12, Section 12.1, Part II, paragraph 3(a) of
                                                   the Bylaws.

By approximately 3:00 p.m.                         Auction Agent shall advise the Fund of the results of
                                                   the Auction as provided in Article 12, Section 12.1,
                                                   Part II, paragraph 3(b) of the Bylaws.

                                                   Submitted Bid Orders and Submitted Sell Orders will be
                                                   accepted and rejected in whole or in part and shares
                                                   of Preferred Shares will be allocated as provided in
                                                   Article 12, Section 12.1, Part II, paragraph 4 of the
                                                   Bylaws. Auction Agent shall give notice of the Auction
                                                   results as set forth in Section 2.4 hereof.

         2.4      NOTICE OF AUCTION RESULTS.

         On each Auction Date, the Auction Agent shall notify Broker-Dealers of the results of the Auction held on such date by telephone or through the Auction Agent's Auction Processing System.

         2.5      BROKER-DEALERS.

                  (a) Not later than 12:00 noon on each Auction Date, the Fund shall pay to the Auction Agent in Federal Funds or similar same-day funds an amount in cash equal to

                           (i)      in the case of any Auction Date
immediately preceding a 28-day Rate Period for Series A AMPS or a 7-day
Rate Period for Series B AMPS, the product of (A) a fraction the numerator of which is the number of days in such Rate Period (calculated by counting the first day of such Rate Period but excluding the last day thereof) and the denominator of which is 360, times (B) 1/4 of 1%, times (C) $25,000 times (D) the sum of the aggregate number of shares of outstanding of that series of Preferred Shares for which the Auction is conducted and

                           (ii)     in the case of any Special Rate
Period, the amount determined by mutual consent of the Fund and the Broker-Dealers pursuant to Section 3.5 of the Broker-Dealer Agreement. The Auction Agent shall apply such moneys as set forth in Section 3.5 of the Broker-Dealer Agreement and shall thereafter remit to the Fund any remaining funds paid to the Auction Agent pursuant to this Section 2.5(a).

                  (b) The Fund shall not designate any Person to act as a Broker-Dealer, or permit an Existing Holder or a Potential Beneficial Owner to participate in Auctions through any Person other than a Broker-Dealer, without the prior written approval of the Auction Agent, which approval shall not be withheld unreasonably.

                  (c)      The Auction Agent shall terminate any
Broker-Dealer Agreement as set forth therein if so directed by the Fund.

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                  (d) Subject to Section 2.5(b) hereof, the Auction Agent from time to time shall enter into such Broker-Dealer Agreements as the Fund shall request.

                  (e) The Auction Agent shall maintain a list of Broker-Dealers.

         2.6 OWNERSHIP OF PREFERRED SHARES AND SUBMISSION OF BIDS BY THE FUND AND ITS AFFILIATES.

         Neither the Fund nor any Affiliate of the Fund may submit any Sell Order or Bid, directly or indirectly, in any Auction, except that an Affiliate of the Fund that is a Broker-Dealer may submit a Sell Order or Bid on behalf of a Beneficial Owner or a Potential Beneficial Owner. The Fund shall notify the Auction Agent if the Fund or, to the best of the Fund's knowledge, any Affiliate of the Fund becomes a Beneficial Owner of any Preferred Shares. Any shares of Preferred Shares redeemed, purchased or otherwise acquired (i) by the Fund shall not be reissued, except in accordance with the requirements of the Securities Act of 1933, as amended, or (ii) by its Affiliates shall not be transferred (other than to the Fund). The Auction Agent shall have no duty or liability with respect to enforcement of this Section 2.6.

         2.7      ACCESS TO AND MAINTENANCE OF AUCTION RECORDS.

         The Auction Agent shall afford to the Fund, its agents, independent public accountants and counsel, access at reasonable times during normal business hours to review and make extracts or copies (at the Fund's sole cost and expense) of all books, records, documents and other information concerning the conduct and results of Auctions, provided that any such agent, accountant or counsel shall furnish the Auction Agent with a letter from the Fund requesting that the Auction Agent afford such person access. The Auction Agent shall maintain records relating to any Auction for a period of at least two years after such Auction (unless requested by the Fund to maintain such records for such longer period not in excess of four years, then for such longer period), and such records, in reasonable detail, shall accurately and fairly reflect the actions taken by the Auction Agent hereunder. The Fund agrees to keep confidential any information regarding the customers of any Broker-Dealer received from the Auction Agent in connection with this Agreement or any Auction, and shall not disclose such information or permit the disclosure of such information without the prior written consent of the applicable Broker-Dealer to anyone except such agent, accountant or counsel engaged to audit or review the results of Auctions as permitted by this Section 2.7. The Fund reserves the right to disclose any such information if it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Broker-Dealer shall have offered indemnification satisfactory to the Fund. Any such agent, accountant or counsel, before having access to such information, shall agree to keep such information confidential and not to disclose such information or permit disclosure of such information without the prior written consent of the applicable Broker-Dealer, provided that such agent, accountant or counsel may reserve the right to disclose any such information if it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Broker-Dealer shall have offered indemnification satisfactory to such agent, accountant or counsel.

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III.     THE AUCTION AGENT AS PAYING AGENT.

         3.1      THE PAYING AGENT.

         The Trustees of the Fund have adopted a resolution appointing Bankers Trust Company as Auction Agent and Paying Agent. The Paying Agent hereby accepts such appointment and agrees to act in accordance with its standard procedures and the provisions of the Bylaws which are specified herein with respect to each series of the Preferred Shares and as set forth in this Section 3.

         3.2      THE FUND'S NOTICES TO THE PAYING AGENT.

         Whenever any shares of a series of Preferred Shares are to be redeemed, the Fund promptly shall deliver to the Paying Agent a Notice of Redemption, which will be mailed by the Paying Agent to each Holder at least one Business Day prior to the date such Notice of Redemption is required to be mailed pursuant to the Article 12, Section 12.1, Part I, paragraph 11 of the Bylaws. The Paying Agent shall have no responsibility to confirm or verify the accuracy of any such Notice.

         3.3      THE FUND TO PROVIDE FUNDS FOR DIVIDENDS AND REDEMPTIONS.

                  (a) Not later than 12:00 noon on the Business Day next preceding each Dividend Payment Date for shares of a series of Preferred Shares, the Fund shall deposit with the Paying Agent an aggregate amount of funds available on the next Business Day in The City of New York, New York equal to the declared dividends to be paid to Holders on such Dividend Payment Date.

                  (b) If the Fund shall give a Notice of Redemption, then by noon on the Business Day next preceding the date fixed for redemption, the Fund shall deposit in trust with the Paying Agent an aggregate amount of funds available on the next Business Day in The City of New York, New York sufficient to redeem such shares of Preferred Shares called for redemption and shall give the Paying Agent irrevocable instructions and authority to pay the redemption price to the Holders of shares of Preferred Shares called for redemption upon surrender of the certificate or certificates therefor.

         3.4      DISBURSING DIVIDENDS AND REDEMPTION PRICE.

         After receipt of the funds and instructions from the Fund described in
Section 3.3 above, the Paying Agent shall pay to the Holders (or former Holders) entitled thereto (i) on each corresponding Dividend Payment Date, dividends on the Preferred Shares, and (ii) on any date fixed for redemption, the redemption price of any shares of Preferred Shares called for redemption. The amount of dividends for any Dividend Period to be paid by the Paying Agent to Holders will be determined by the Fund as set forth in Article 12, Section 12.1, Part I, paragraph 2(e). The redemption price to be paid by the Paying Agent to the Holders of any shares of Preferred Shares called for redemption will be determined as set forth in Article 12, Section 12.1, Part I, paragraph 11(a). The Paying Agent shall have no duty to determine the redemption price and may rely on the amount thereof set forth in a Notice of Redemption.

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IV.      THE PAYING AGENT AS TRANSFER AGENT AND REGISTRAR.

         4.1      ORIGINAL ISSUE OF SHARE CERTIFICATES.

         On the Date of Original Issue for any share of a series of Preferred Shares, one certificate for each series of the Preferred Shares shall be issued by the Fund and registered in the name of Cede & Co., as nominee of the Securities Depository, and countersigned by the Paying Agent.

         4.2      REGISTRATION OF TRANSFER OR EXCHANGE OF SHARES.
                  -----------------------------------------------

         Except as provided in this Section 4.2, the shares of each series of Preferred Shares shall be registered solely in the name of the Securities Depository or its nominee. If the Securities Depository shall give notice of its intention to resign as such, and if the Fund shall not have selected a substitute Securities Depository acceptable to the Paying Agent prior to such resignation, then upon such resignation of Preferred Shares, at the Fund's request, may be registered for transfer or exchange, and new certificates thereupon shall be issued in the name of the designated transferee or transferees, upon surrender of the old certificate in form deemed by the Paying Agent to be properly endorsed for transfer with (a) all necessary endorsers' signatures guaranteed in such manner and form and by such guarantor as the Paying Agent may reasonably require, (b) such assurances as the Paying Agent shall deem necessary or appropriate to evidence the genuineness and effectiveness of each necessary endorsement and (c) satisfactory evidence of compliance with all applicable laws relating to the collection of taxes in connection with any registration of transfer or exchange or funds necessary for the payment of such taxes. If the certificate or certificates for Preferred Shares are not held by the Securities Depository or its nominee, payments upon transfer of shares in an Auction shall be made in Federal Funds or similar same-day funds to the Auction Agent against delivery of certificates therefor.

         4.3      REMOVAL OF LEGEND.

         Any request for removal of a legend indicating a restriction on transfer from a certificate evidencing a series of Preferred Shares shall be accompanied by an opinion of counsel stating that such legend may be removed and such shares may be transferred free of the restriction described in such legend, said opinion to be delivered under cover of a letter from a Fund Officer authorizing the Paying Agent to remove the legend on the basis of said opinion.

         4.4      LOST, STOLEN OR DESTROYED SHARES CERTIFICATES.

         The Paying Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed, upon the fulfillment of such requirements as shall be deemed appropriate by the Fund and by the Paying Agent, subject at all times to provisions of law, the Agreement and Declaration of Trust of the Fund and the Bylaws governing such matters and resolutions adopted by the Fund with respect to lost, stolen or destroyed securities. The Paying Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Fund to the Paying Agent to issue a replacement or new certificate pursuant to this Section
4.4 shall be deemed to be a representation and warranty by the Fund to the Paying Agent that such issuance will comply with provisions of applicable law and the Agreement and Declaration of Trust of the Fund and the Bylaws and resolutions of the Fund.

         4.5      DISPOSITION OF CANCELED CERTIFICATES; RECORD RETENTION.

         The Paying Agent shall retain share certificates which have been canceled in transfer or in exchange and accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission (the "Commission") for at least two calendar years from the date of such cancellation. The Paying Agent, upon written request by the Fund, shall afford to the Fund, its agents and counsel access at reasonable times during normal business hours to review and make extracts or copies (at the Fund's sole cost and expense) of such certificates and accompanying documentation. Upon request by the Fund at any time after the expiration of this two-year period, the Paying Agent shall deliver to the Fund the canceled certificates and accompanying documentation. The Fund, at its expense, shall retain such records for a minimum additional period of at least four calendar years from the date of delivery of the records to the Fund and shall make such records available during this period at any time, or from time to time, for reasonable periodic, special, or other examinations by representatives of the Commission. The Fund also shall undertake to furnish to the Commission, upon demand, either at its principal office or at any regional office, complete, correct and current hard copies of any and all such records.

         4.6      SHARE REGISTER.

         The Paying Agent shall maintain the share register, which shall contain a list of the Holders, the number of shares held by each Holder and the address of each Holder. The Paying Agent shall record in the share register any change of address of a Holder upon notice by such Holder. In case of any written request or demand for the inspection of the share register or any other books of the Fund in the possession of the Paying Agent, the Paying Agent will notify the Fund and secure instructions as to permitting or refusing such inspection. The Paying Agent reserves the right, however, to exhibit the share register or other records to any person in case it is advised by its counsel that its failure to do so would (i) be unlawful or (ii) expose it to liability, unless the Fund shall have offered indemnification satisfactory to the Paying Agent.

         4.7      RETURN OF FUNDS.

         Any funds deposited with the Paying Agent by the Fund for any reason under this Agreement, including for the payment of dividends or the redemption of any Preferred Shares, that remain with the Paying Agent after 12 months shall be repaid to the Fund upon written request by the Fund. The Fund shall be entitled to receive from the Auction Agent, promptly after the date fixed for redemption, any cash deposited with the Auction Agent in excess of:

         (a) the aggregate Redemption Price of the Preferred Shares called for redemption on such date and

         (b) all other amounts to which Holders of Preferred Shares called for redemption may be entitled.

         Any funds so deposited that are unclaimed at the end of 90 days from such redemption date shall, to the extent permitted by law, be repaid to the Fund.

V.       REPRESENTATIONS AND WARRANTIES.

         5.1      REPRESENTATIONS AND WARRANTIES OF THE FUND.

                  The Fund represents and warrants to the Auction Agent that:

                           (i)      the Fund is duly organized and is validly
existing as a business trust under the laws of The Commonwealth of Massachusetts, and has full power to execute and deliver this Agreement and to authorize, create and issue the series of Preferred Shares;

                           (ii)     the Fund is registered with the
Commission under the Investment Company Act of 1940, as amended, as a closed-end, diversified, management investment company;

                           (iii)    this Agreement has been duly and validly
authorized, executed and delivered by the Fund and constitutes the legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles;

                           (iv)     the form of the certificates evidencing
the series of Preferred Shares comply with all applicable laws of The Commonwealth of Massachusetts;

                           (v)      the Preferred Shares has been duly and
validly authorized by the Fund and, upon completion of the initial sale of the series of Preferred Shares and receipt of payment therefor, will be validly issued by the Fund, fully paid and nonassessable;

                           (vi)     at the time of the offering of the series
of Preferred Shares, the shares offered will be registered under the Securities Act of 1933, as amended, and no further action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of this Agreement or will be required in connection with the issuance of shares of the series of Preferred Shares, except such action as required by applicable state securities laws;

                           (vii)    the execution and delivery of this
Agreement and the issuance and delivery of the Preferred Shares of each series do not and will not conflict with, violate, or result in a breach of the terms, conditions or provisions of, or constitute a default under, the Agreement and Declaration of Trust of the Fund or Bylaws, any order or decree of any court or public authority having jurisdiction over the Fund, or any mortgage, indenture, contract, agreement or undertaking to which the Fund is a party or by which it is bound; and

                           (viii)   no taxes are payable upon or in respect
of the execution of this Agreement or will be payable upon or in respect of the issuance of the Preferred Shares of any series.

         5.2      REPRESENTATIONS AND WARRANTIES OF BANKERS TRUST COMPANY.

         Bankers Trust Company represents and warrants to the Fund that:

                           (i)      Bankers Trust Company is duly organized
and is validly existing as a banking corporation in good standing under the laws of the State of New York and has the corporate power to enter into and perform its obligations under this Agreement; and

                           (ii)     this Agreement has been duly and validly
authorized, executed and delivered by Bankers Trust Company and constitutes the legal, valid and binding obligation of Bankers Trust Company, enforceable against Bankers Trust Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

VI.      THE AUCTION AGENT.

         6.1      DUTIES AND RESPONSIBILITIES.

                  (a) The Auction Agent is acting solely as agent for the Fund hereunder and owes no fiduciary duties to any Person except as provided by this Agreement.

                  (b) The Auction Agent undertakes to perform such duties and only such duties as are set forth specifically in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

                  (c) In the absence of bad faith or negligence on its part, the Auction Agent shall not be liable for any action taken, suffered or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement.

         6.2      RIGHTS OF THE AUCTION AGENT.

                  (a) The Auction Agent may rely upon, and shall be protected in acting or refraining from acting upon, any communication authorized hereby and any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document reasonably believed by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized hereby which the Auction Agent reasonably believes in good faith to have been given by the Fund or by a Broker-Dealer. The Auction Agent may record telephone communications with the Fund or with the Broker-Dealers or with both.

                  (b) The Auction Agent may consult with counsel of its choice, and the written advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reasonable reliance thereon.

                  (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder. The Auction Agent shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Fund.

                  (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys.

         6.3      COMPENSATION, EXPENSES AND INDEMNIFICATION.

                  (a) The Fund shall pay to the Auction Agent from time to time reasonable compensation for all services rendered by it under this Agreement and under the Broker-Dealer Agreements as shall be set forth in a separate writing signed by the Fund and the Auction Agent, subject to adjustments if the Preferred Shares of any series no longer are held of record by the Securities Depository or its nominee or if there shall be such other change as shall increase or decrease materially the Auction Agent's obligations hereunder or under the Broker-Dealer Agreements.

                  (b) The Fund shall reimburse the Auction Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of this Agreement and of the Broker-Dealer Agreements (including the reasonable compensation, expenses and disbursements of its agents and counsel), except any expense, disbursement or advance attributable to its negligence or bad faith.

                  (c) The Fund shall indemnify the Auction Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or bad faith on the part of the Auction Agent arising out of or in connection with its agency under this Agreement and under the Broker-Dealer Agreements, including the costs and expenses of defending itself against any claim of liability in connection with its exercise or performance of any of its duties hereunder and thereunder, except such as may result from its negligence or bad faith.

VII.     MISCELLANEOUS.

         7.1      TERM OF AGREEMENT.

                  (a) The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Fund may terminate this Agreement at any time by so notifying the Auction Agent, provided that, if any Preferred Shares remains outstanding, the Fund shall have entered into an agreement with a successor auction agent. The Auction Agent may terminate this Agreement upon prior notice to the Fund on the date specified in such notice, which date shall be no earlier than 60 days after delivery of such notice. If the Auction Agent terminates this Agreement while any Preferred Shares of a series remains outstanding, the Fund shall use its best efforts to enter into an agreement with a successor auction agent containing substantially the same terms and conditions as this Agreement.

                  (b) Except as otherwise provided in this Section 7.1(b), the respective rights and duties of the Fund and the Auction Agent under this Agreement shall cease upon termination of this Agreement. The Fund's representations, warranties, covenants and obligations to the Auction Agent under Sections 5.1 and 6.3 hereof shall survive the termination hereof. Upon termination of this Agreement, the Auction Agent shall (i) resign as Auction Agent under the Broker-Dealer Agreements, (ii) at the Fund's request, deliver promptly to the Fund copies of all books and records maintained by it in connection with its duties hereunder, and (iii) at the request of the Fund, transfer promptly to the Fund or to any successor auction agent any funds deposited by the Fund with the Auction Agent (whether in its capacity as Auction Agent or as Paying Agent) pursuant to this Agreement which have not been distributed previously by the Auction Agent in accordance with this Agreement.

         7.2      COMMUNICATIONS.

         Except for (i) communications authorized to be made by telephone pursuant to this Agreement or the Auction Procedures and (ii) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party at its address or telecopier number set forth below:

If to the Fund,                                              Putnam Municipal Bond Fund
addressed to:                                                One Post Office Square
                                                             Boston, MA  02119
                                                             Attention:  General Counsel
                                                             Telecopier No.:  617-760-1125
                                                             Telephone No.:  617-760-1395

If to the Auction Agent,                                     Bankers Trust Company
addressed to:                                                Corporate Trust and Agency Group
                                                             100 Plaza One
                                                             Jersey City, NJ 07311
                                                             Attention: Auction Rate Securities
                                                             Telecopier No.: 201-860-7279
                                                             Telephone No.: 201-860-2415

or such other address or telecopier number as such party hereafter may specify for such purpose by notice to the other party. Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Fund by a Fund Officer and on behalf of the Auction Agent by an Authorized Officer.

         7.3      ENTIRE AGREEMENT.

         This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, between the parties relating to the subject matter hereof, except for agreements relating to the compensation of the Auction Agent.

         7.4      BENEFITS.

         Nothing herein, express or implied, shall give to any Person, other than the Fund, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

         7.5      AMENDMENT; WAIVER.

                  (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

                  (b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

         7.6      SUCCESSORS AND ASSIGNS.

         This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of each of the Fund and the Auction Agent. This

Agreement may not be assigned by either party hereto absent the prior written consent of the other party, which consent shall not be withheld unreasonably.

         7.7      SEVERABILITY.

         If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

         7.8      EXECUTION IN COUNTERPARTS.

         This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

         7.9      GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed in said state.

         7.10     LIABILITY OF SHAREHOLDERS, TRUSTEES AND OFFICERS OF THE FUND.

         A copy of the Agreement and Declaration of Trust of the Fund is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this Agreement has been executed on behalf of the Fund by an officer of the Fund as an officer and not individually and the obligations of the Fund arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Fund individually but are binding only upon the assets and property of the Fund.







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                                      17

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                              PUTNAM MUNICIPAL BOND FUND
                              By:  ____________________________________________
                              Name:
                              Title:


                              BANKERS TRUST COMPANY
                              By: _____________________________________________
                              Name:
                              Title:


                                      18